Exhibit 99.B(d)(56)

Schedule B
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
Martingale Asset Management, L.P.

As of December 9, 2002, as amended on March 4, 2005, December 18, 2006, and

April 1st, 2009

Pursuant to Section 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Managed Trust

[REDACTED]

Agreed and Accepted:

SEI Investments Management Corporation	Martingale Asset Management, L.P.
By: Martingale Asset Management
Corporation, its General Partner

By:	By:

David McCann	Arnold S. Wood

Name:	Name:

David McCann	Arnold S. Wood

Title:	Title:

Vice President	President and CEO